                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Hanover Compressor Company
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                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                           HANOVER COMPRESSOR COMPANY
                          12001 NORTH HOUSTON ROSSLYN
                              HOUSTON, TEXAS 77086

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1998

To the Stockholders of Hanover Compressor Company:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation (the "Company"), will be held at 10:00 a.m. local time on Wednesday, May 20, 1998, at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, for the following purposes:

     (1) to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     (2) to ratify the reappointment of Price Waterhouse LLP as the Company's independent auditors for fiscal year 1998; and

     (3) to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on Friday, March 27, 1998 as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting (a) at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, on the day of the Annual Meeting of Stockholders and (b) for at least 10 days prior to the meeting at the offices of the Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

                                           By Order of the Board of Directors,

                                           /s/ MICHAEL A. O'CONNOR
                                           Michael A. O'Connor,
                                           Chairman of the Board

Houston, Texas
April 17, 1998

                            YOUR VOTE IS IMPORTANT.

     THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

                           HANOVER COMPRESSOR COMPANY
                          12001 NORTH HOUSTON ROSSLYN
                              HOUSTON, TEXAS 77086
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                ON MAY 20, 1998
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Hanover Compressor Company, a Delaware corporation ("Hanover" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, at 10:00 a.m. local time on Wednesday, May 20, 1998, at the Hyatt Regency Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, and at any postponement(s) or adjournment(s) thereof. The Company's principal executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086, and its telephone number is (281) 447-8787. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 17, 1998.

                                  THE MEETING

VOTING AT THE MEETING

     Stockholders of record at the close of business on March 27, 1998, are entitled to notice of and to vote at the meeting. At the close of business on such date, there were 28,510,571 shares of common stock of the Company, $.001 par value per share (the "Common Stock"), issued and outstanding held by approximately 235 holders of record. Each share of Common Stock issued and outstanding on March 27, 1998 entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting.

     The presence in person or by proxy of the holders of 50% of the outstanding shares of Common Stock will constitute a quorum. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy, will be necessary for the ratification of the reappointment of Price Waterhouse LLP as the Company's independent auditors for fiscal year 1998.

PROXIES AND PROXY SOLICITATION

     All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors," and FOR the ratification of the reappointment of Price Waterhouse LLP as the Company's independent auditors for fiscal year 1998. If any other matters not described herein are properly presented at the meeting for action, which is not presently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the Corporate Secretary of the Company, of written notice of revocation or a duly executed proxy bearing a later date. In addition, if a stockholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

     Proxies marked either "Abstain" or "Withhold Authority" will be treated as shares that are present for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

     In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. The Company will bear the entire cost of soliciting management proxies, which is currently estimated to be less than $10,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 27, 1998, the beneficial ownership of Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                              NUMBER OF SHARES         APPROXIMATE
NAME AND ADDRESS                                             BENEFICIALLY OWNED      PERCENT OF CLASS
----------------                                             ------------------      ----------------
GKH Partners, L.P..........................................      11,563,960(1)             40.2%
  200 West Madison
  Chicago, Illinois 60606
Melvyn N. Klein............................................      11,563,960(1)(2)          40.2
  Mercantile Tower, Suite 1940
  615 North Upper Broadway
  Corpus Christi, Texas 78477
GKH Investments, L.P. .....................................      11,143,085(1)(3)          38.8
  200 West Madison
  Chicago, Illinois 60606
Westar Capital, Inc........................................       3,170,515                11.1
  818 Kansas Street
  Topeka, Kansas
Joint Energy Development Investments Limited Partnership...       2,761,950(4)              9.7
  1400 Smith Street
  Houston, Texas 77002
Michael A. O'Connor........................................       1,144,060(5)              3.9
Michael J. McGhan..........................................         482,068(6)              1.7
Curtis A. Bedrich..........................................         343,233(7)              1.2
William S. Goldberg........................................          38,500(8)           *
Ted Collins, Jr............................................         165,426(9)           *
Alvin Shoemaker............................................         214,778(10)          *
William E. Simon, Jr.......................................         413,098(11)             1.4
Robert R. Furgason.........................................           3,950              *
Carl M. Koupal, Jr.........................................              --(12)          *
All Directors and Executive Officers as Group (11 persons
  including the directors and executive officers named
  above)...................................................      14,374,225(13)            47.3%

---------------

  *  Less than one percent

 (1) Includes 8,532 shares of Common Stock issuable upon exercise of warrants held by GKH Partners, L.P. ("GKH Partners"), which are or will first become exercisable within 60 days of March 27, 1998, 10,914,775 shares of Common Stock owned by GKH Investments, L.P. (individually, "GKH Investments" and together with GKH Partners, "GKH"), and 228,310 shares of Common Stock issuable upon exercise of warrants held by GKH Investments which are or will first become exercisable within 60 days of March 27, 1998. GKH Partners is the general partner of GKH Investments.

 (2) Mr. Klein, who is a director of the Company, is the sole stockholder of a corporation which is a general partner of GKH Partners. By virtue of his relationship to GKH Partners, Mr. Klein may be deemed to share beneficial ownership of the shares of Common Stock owned by GKH. Mr. Klein disclaims beneficial ownership of all shares owned by GKH.

 (3) Excludes 420,875 shares of Common Stock owned by GKH Partners, as nominee for GKH Private Limited, a Singapore corporation, and 8,532 shares of Common Stock issuable upon exercise of warrants held by GKH Partners which are or will first become exercisable within 60 days of March 27, 1998. GKH Partners is the general partner of GKH Investments.

 (4) The general partner of Joint Energy Development Investments Limited Partnership ("JEDI") is Enron Capital Management Limited Partnership ("ECMLP"). The general partner of ECMLP is Enron Corp. Enron Corp. disclaims beneficial ownership of the shares owned by JEDI.

 (5) Includes 898,359 shares subject to options held by Mr. O'Connor which are, or will first become, exercisable within 60 days of March 27, 1998, and 2,672 shares of Common Stock held by Mr. O'Connor together with his wife as tenants in common.

 (6) Includes 349,916 shares subject to options held by Mr. McGhan which are, or will first become, exercisable within 60 days of March 27, 1998.

 (7) Includes 244,573 shares subject to options held by Mr. Bedrich which are, or will first become, exercisable within 60 days of March 27, 1998.

 (8) Excludes 81,654 shares of Common Stock (less than 1% of the outstanding shares) owned by Mr. Goldberg's wife, Nancy K. Goldberg, not individually, but solely as trustee of the Nancy K. Goldberg Declaration of Trust and 1,950 shares of Common Stock held in the William S. Goldberg Children's Trust. Mr. Goldberg disclaims beneficial ownership of all of such shares.

 (9) Includes 158 shares of Common Stock issuable upon the exercise of warrants which are, or first become, exercisable within 60 days of March 27, 1998. Excludes an aggregate of 1,000 shares of Common Stock held in two trusts for the benefit of Mr. Collins' two minor children. Mr. Collins is not the trustee of such trusts and disclaims beneficial ownership of such shares.

(10) Excludes shares beneficially owned directly or indirectly by members of Mr. Shoemaker's family as to which Mr. Shoemaker disclaims beneficial ownership. Includes 8,690 shares of Common Stock owned by Shoeinvest, L.P. ("Shoeinvest"), and 5,056 shares of Common Stock owned by Shoemaker Family Partners, L.P. ("SFP"). Mr. Shoemaker is associated with Shoeinvest and SFP and may be deemed to share beneficial ownership of such shares.

(11) Includes 9,322 shares of Common Stock issuable upon the exercise of warrants held by IPP95, L.P. ("IPP95") which are, or first become, exercisable within 60 days of March 27, 1998. Mr. Simon owns a minority partnership interest and an indirect general partnership interest through the corporate general partner in IPP95. By virtue of Mr. Simon's relationship to IPP95, he may be deemed to share beneficial ownership of the shares of Common Stock owned by IPP95. Mr. Simon disclaims beneficial ownership except to the extent of his pecuniary interest in IPP95. Excludes shares beneficially owned directly or indirectly by members of Mr. Simon's family as to which Mr. Simon disclaims beneficial ownership.

(12) Mr. Koupal, who is a director of the Company, is an Executive Vice President and Chief Administrative Officer of Western Resources, Inc., which is the parent company of Western Capital, Inc. ("Westar"). By virtue of Mr. Koupal's relationship to Westar, he may be deemed to share beneficial ownership of certain shares of Common Stock owned by Westar. Mr. Koupal disclaims beneficial ownership of the shares of Common Stock owned by Westar.

(13) See footnotes 2, and 5-12 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file reports with the Securities and Exchange Commission (the "Commission") and the Company disclosing their initial beneficial ownership of Common Stock and changes in such ownership. Based solely upon a review of such reports furnished to the Company, the Company believes that during 1997, all of its directors, executive officers and beneficial owners of more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements applicable to them since the Company's initial public offering in July 1997, except for Mr. Goldberg who inadvertently failed to timely report two separate acquisitions of Common Stock for the benefit of the William S. Goldberg Children's Trust.

                             ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to the Board of Directors, to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The Board of Directors has nominated and it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below, each of whom currently serves as a director and has consented to serve as a director if re-elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

NOMINEES FOR ELECTION AS DIRECTORS

     Information concerning the position and background of the nine nominees for election to the Board of Directors is set forth below. Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are required to be listed below.

     Michael A. O'Connor, 62, has served as Chairman of the Board and a director of the Company since January 1992. Prior thereto, Mr. O'Connor served as president of Gas Compressors Inc. from 1965 through 1986 and was a private investor from January 1987 through December 1991. Mr. O'Connor also serves as an officer and a director of certain subsidiaries of the Company.

     Michael J. McGhan, 43, has served as President and Chief Executive Officer of the Company since October 1991 and served as Chief Operating Officer of the Company from December 1990 through October 1991. Mr. McGhan has served as a director of the Company since March 1992. Prior to December 1990, Mr. McGhan was sales manager of Energy Industries, Inc. Mr. McGhan has been involved in the gas compression industry for 18 years. Mr. McGhan also serves as an officer and as a director of certain subsidiaries of the Company.

     William S. Goldberg, 39, has served as Executive Vice President and director of the Company since May 1991. Mr. Goldberg has been employed by GKH Partners since 1988 and has served as Managing Director of GKH Partners, since June 1990. Mr. Goldberg also serves as an officer and a director of certain affiliates of the Company. Mr. Goldberg is also a director of DVI, Inc.

     Ted Collins, Jr., 59, has served as a director of the Company since April 1992. Mr. Collins has served as President of Collins & Ware, Inc., an independent oil and gas exploration and production company located in Midland, Texas, since January 1988. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Company. Additionally, Mr. Collins serves on the Board of Directors of Midcoast Energy Resources, Inc., Chapparal Resources, Inc. and Queen Sand Resources, Inc.

     Melvyn N. Klein, 56, has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of a corporation which is a general partner of GKH Partners. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein is a director of Bayou Steel Corporation, Anixter International Corporation, Santa Fe Energy Resources, Inc. and certain privately held companies. Mr. Klein is also a founder and principal of Questor Partners Fund, L.P.

     Alvin V. Shoemaker, 59, has served as a director of the Company since May 1991 and has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989. Mr. Shoemaker is a director of Middle Bay Oil Co.

     William E. Simon, Jr., 45, has served as a director of the Company since December 1995. Mr. Simon is the Executive Director of William E. Simon & Sons, L.L.C., a private investment company and is a former Assistant United States Attorney for the Southern District of New York.

     Robert R. Furgason, 62, has served as a director of the Company since May 1995. Mr. Furgason is the President of Texas A&M University Corpus Christi, and has held a series of faculty and administrative positions at various universities. Mr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and also serves on a number of other accreditation and policy boards.

     Carl M. Koupal, Jr., 44, has served as a director of the Company since April 1997. Mr. Koupal is currently an Executive Vice President and Chief Administrative Officer of Western Resources, Inc. and has worked for Western Resources, Inc. in various capacities since March 1992. Mr. Koupal is a director of Protection One.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

     Directors are elected at each annual meeting of stockholders of the Company to serve for one-year terms. The Board of Directors has designated an Audit Committee and a Compensation Committee to assist it in the discharge of its responsibilities. The Board of Directors has not designated a Nominating Committee; rather, the Board of Directors as a whole performs the functions which would otherwise be designated to such Committee. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one year terms.

     The current members of the Audit Committee are Ted Collins, Jr. (Chairman) and William E. Simon, Jr. The Audit Committee is authorized to: (a) select, retain and dismiss the Company's independent accountants; (b) review the plans, scope and results of the annual audit, the independent accountant's letter of comments and management's response thereto, and the scope of any non-audit services which may be performed by the independent accountants; (c) manage the Company's policies and procedures with respect to internal accounting and financial controls and (d) review any changes in accounting policy.

     The current members of the Compensation Committee are Alvin V. Shoemaker and Robert R. Furgason. The Compensation Committee is authorized and directed to review and approve compensation and benefits of the Company's executive officers and the Company's annual salary plans, and to review and advise the Company's Board of Directors regarding the Company's benefit plans, bonus awards, and other terms of employment.

     During 1997, the Board of Directors held seven meetings and took action by unanimous written consent two times. The Compensation Committee held two meetings and the Audit Committee did not meet. Each director attended or participated in at least 75% of the aggregate number of meetings held by the Board of Directors and those committees thereof of which he is a member, with the exception of Mr. Koupal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Alvin V. Shoemaker and Robert R. Furgason, neither of whom is either a current or former officer or employee of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation. The following table sets forth certain information with respect to compensation paid by the Company to its Chief Executive Officer and President and the two other most highly compensated executive officers (collectively, the "Named Executive Officers"), during 1997 and 1996.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                                            ------------------------
                                                                                                     AWARDS
                                                                                            ------------------------
                                                                                            RESTRICTED    SECURITIES
                 NAME                         ANNUAL COMPENSATION           OTHER ANNUAL      STOCK       UNDERLYING
            AND PRINCIPAL               --------------------------------    COMPENSATION      AWARD        OPTIONS/
             POSITION(2)                YEAR    SALARY($)    BONUS($)(3)       ($)(4)       (S)(#)(5)      SARS(#)
            -------------               ----    ---------    -----------    ------------    ----------    ----------
Michael McGhan                          1997    $150,000      $250,000         $6,914         28,938        41,189
  President & Chief                     1996     150,000       190,000          6,510             --            --
  Executive Officer
Michael O'Connor                        1997     130,000       185,000          9,352             --            --
  Chairman of the Board                 1996     130,000       160,000          5,448             --            --
Curtis Bedrich                          1997     120,000       130,000          8,114         10,128        14,416
  Chief Financial                       1996     120,000       115,000          7,094             --            --
  Officer & Treasurer

---------------

(1) Pursuant to the rules of the Commission, the Company, which first became a reporting company in 1997, is only required to furnish information for 1997 and 1996.

(2) Mr. Goldberg, a Managing Director of GKH Partners, is also an Executive Vice President of the Company and spends substantially all of his time on the Company's business. He does not currently receive separate remuneration from the Company, which reimburses GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf. See "Certain Transactions -- Certain Relationships and Related Transactions".

(3) Annual bonus amounts represent estimated amounts earned and accrued during 1996 and 1997 which were paid subsequent to the end of the year.

(4) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(5) All such shares were purchased pursuant to the Company's 1997 Stock Purchase Plan on June 30, 1997 at a price per share of $19.50, the Company's initial offering price per share. Each such purchase was funded in its entirety by a full recourse loan made by the Company to the relevant participant in an amount equal to the aggregate purchase price for such shares. Each participant who remains in the employ of the Company through June 30, 2001 may be entitled to receive a one time cash payment in an amount equal to the purchase price paid for shares, purchased under the 1997 Stock Purchase Plan, plus an interest component thereon calculated at the Applicable Federal Rate, assuming the Company has met certain performance thresholds. If any participant in the 1997 Stock Purchase Plan sells any or all of such shares prior to the earlier of: (a) June 30, 2001 or (b) the sale or distribution by GKH or its affiliate(s) of all of its or their equity interests in the Company, then such participant will be obligated to surrender any and all outstanding options issued to him pursuant to the Company's 1997 Stock Option Plan.

     Option Grants. The following table sets forth information regarding grants of stock options during 1997 to the Named Executive Officers.

                             OPTION GRANTS IN 1997

                                                       INDIVIDUAL GRANTS(1)
                                         ------------------------------------------------
                                                      PERCENTAGE
                                         NUMBER OF     OF TOTAL
                                           SHARES      OPTIONS     EXERCISE
                                         UNDERLYING   GRANTED TO     PRICE
                                          OPTIONS     EMPLOYEES       PER                    GRANT DATE
                                          GRANTED     IN FISCAL      SHARE     EXPIRATION   PERCENT VALUE
                 NAME                       (#)        YEAR(%)     ($/SHARE)      DATE         ($)(2)
                 ----                    ----------   ----------   ---------   ----------   -------------
Michael A. O'Connor....................        --          --           --           --             --
Michael J. McGhan......................    41,189        4.06%      $19.50       7/1/07       $529,691
Curtis A. Bedrich......................    14,416        1.42        19.50       7/1/07        185,390

---------------

(1) All of the options were granted pursuant to the 1997 Stock Option Plan, have an exercise price equal to the fair market value of a share of Common Stock on the grant date and vest over four (4) years. The options permit payment of the associated exercise price by means of previously-owned shares of Common Stock and withholding of shares of Common Stock otherwise issuable upon such exercise. The options also have a tax withholding right.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following material assumptions for June 30, 1997 grants: An expected stock-price volatility factor of 42.79%, based on daily closing prices of the Company's Common Stock over the last eight months, a risk-free rate of return of 6.66%, a dividend yield of 0% and a weighted average exercise date of ten (10) years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of the future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

     Option Holdings. The following table sets forth information with respect to the aggregate number and value of shares underlying unexercised options held as of December 31, 1997, by each of the Named Executive Officers. None of the Named Executive Officers exercised any options during 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                     OPTIONS AS OF                 OPTIONS AS OF
                                                 DECEMBER 31, 1997(#)         DECEMBER 31, 1997(1)($)
                                              ---------------------------   ---------------------------
                    NAME                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    ----                      -----------   -------------   -----------   -------------
Michael A. O'Connor.........................    898,359            --       $14,745,689           --
Michael J. McGhan...........................    349,916        41,189         6,119,188      $38,717
Curtis A. Bedrich...........................    244,573        14,416         4,182,392       13,551

---------------

(1) On December 31, 1997, the fair market value per share of Common Stock was $20.44.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS' AGREEMENTS

     The Company and Westar are parties to a stockholders agreement which provides, among other things, for Westar's rights of visitation and inspection and the Company's obligation to provide Rule 144A information to certain prospective transferees of Westar's Common Stock. Other provisions of the agreements became inoperative upon consummation of the Company's initial public offering.

     In addition, the Company, JEDI and GKH are parties to a stockholders agreement which provides, among other things, for GKH's rights of visitation and inspection and the Company's obligation to provide Rule 144A information to prospective transferees of JEDI's and GKH's Common Stock, JEDI's board observation rights and provisions permitting GKH to require JEDI to sell its shares in connection with a sale by GKH of its shares in the Company and provisions regarding JEDI's rights to participate in a sale by GKH of its shares in the Company.

REGISTRATION RIGHTS AGREEMENTS

     The Company, GKH, JEDI, Westar and other stockholders (collectively, the "Holders"), who together currently beneficially own approximately 62.69% of the outstanding Common Stock are parties to a Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement generally provides that in the event the Company proposes to register shares of its capital stock or any other securities under the Securities Act of 1933, as amended (the "Securities Act"), then upon the request of those Holders owning in the aggregate at least 2.5% of the Common Stock or derivatives thereof (the "Registrable Securities") then held by all of the Holders, the Company will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters cutbacks. The Company agrees to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the Registration Rights Agreement; however, all fees and expenses relating to the distribution of such Registrable Securities are to be borne by the Company and each Holder pro rata based on the number of Registrable Securities included in the registration for the account of the Company and each Holder. In addition, after December 5, 1998, any single Holder of Common Stock which owns 18% or more of the Common Stock has the right to demand, on one occasion, the registration of its Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company purchased three gas compressor stations and a gas compressor unit from Houston Pipe Line Company, an affiliate of JEDI, on September 29, 1997 for $26 million in cash. As of December 31, 1997, the Company supplied contract gas compression services to Houston Pipe Line Company pursuant to a Compression Management Agreement dated September 30, 1997. This agreement expires on October 15, 2007. The Company billed approximately $945,000 to Houston Pipe Line Company pursuant to this agreement for the year ended December 31, 1997.

     GKH Partners, the beneficial owner of approximately 40.23% of the outstanding Common Stock, and the Company have entered into an agreement whereby, in exchange for investment banking and financial advisory services rendered and to be rendered by GKH Partners, the Company has agreed to pay a fee equal to .75% of the equity value of the Company determined and payable at such time as (i) a disposition of shares of the Company resulting in GKH Partners owning less than 25% of the outstanding Common Stock or (ii) any other transaction occurs resulting in the effective sale of the Company or its business by the current owners.

     Mr. Goldberg, a Managing Director of GKH Partners, is also an Executive Vice President of the Company and spends substantially all of his time on the Company's business. He does not currently receive separate remuneration from the Company, which reimburses GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on the Company's behalf.

     On August 29, 1997, Hanover/Enron Venezuela Ltd. ("HEV"), a corporation owned 60% by Hanover Cayman Limited, a subsidiary of the Company, and 40% by EI Venezuela Development Ltd., an affiliate of JEDI, entered into a Loan Agreement (the "CPF Loan Agreement") with Compression Projects Finance Ltd. ("CPF"), an affiliate of JEDI, pursuant to which HEV borrowed $10,400,000 for the purpose of constructing and operating a gas compression project in Venezuela (the "Project"). The loan, which is secured by all of the assets of HEV bears interest either (i) at the "LIBOR" rate for each applicable interest period plus 7% or, at the option of HEV, (ii) the prime rate as announced from time to time by Chase Manhattan Bank, N.A. plus 5%. The maturity date for the loan is the earlier of the date which is 48 months after (i) the earlier of the commencement of the provision of compression services in connection with the Project or February 20, 1998 or (ii) February 20, 2002. HEV was not required to pay any principal or interest under this facility in 1997 and approximately $10,260,000 was outstanding thereunder as of December 31, 1997.

     Pursuant to the CPF Loan Agreement which provides for the payment of various fees, HEV paid CPF an aggregate of $223,000 during the year ended December 31, 1997. In connection with the CPF Loan Agreement, HEV entered into additional agreements with CPF and other affiliates of JEDI, which agreements provided for such JEDI affiliates to render certain services to HEV in connection with the Project. Pursuant to these agreements, HEV (or other affiliates of the Company) did not make any payments to CPF and the other affiliates of JEDI during the year ended 1997.

     Also in connection with the Project, HEV entered into an operation and maintenance agreement with Hanover PGN Compressor, C.A. ("PGN"), a subsidiary of the Company, pursuant to which PGN will provide operation and maintenance services in connection with the Project and is entitled to a monthly management fee of $101,454 plus 9,082,907 bolivars (approximately $19,000 as of the date hereof) throughout the four year term of the contract. PGN did not receive any payments pursuant to this contract in 1997.

     As of December 31, 1997, the Company leased certain compression equipment to an affiliate of Cockrell Oil and Gas, L.P., which is owned 50% by GKH. The lease is on a month-to-month basis and, for the year ended 1997, approximately $235,000 was billed under the lease.

     As of December 31, 1997, the Company leased certain compression equipment to affiliates of Westar. The leases vary in length of time and approximately $513,000 was billed to affiliates of Western Resources for the year ended December 31, 1997.

     Mr. Collins, a director and stockholder of the Company, controls a corporation which owns a 50% interest in a joint venture to which the Company leases certain compression equipment and during 1997, approximately $561,000 was billed to such joint ventures under the leases.

     During 1997, the Company leased certain compression equipment to various affiliates of Enron Capital and Trade Resources Corp., and billed approximately $1,061,000 to such affiliates under the leases.

     During February 1997, Hanover issued 5,152 shares of Common Stock to a trust for the benefit of Mr. Meller, an executive officer of the Company, and a member of its outside legal counsel, for $75,000.

     Set forth below is certain information concerning the indebtedness of executive officers and directors to the Company, all of which was incurred in connection with various acquisitions of shares of Common Stock.

                                                                               WEIGHTED AVERAGE
                                                                               RATE OF INTEREST
                                   AGGREGATE AMOUNT     LARGEST AGGREGATE            AS OF
                                   OUTSTANDING AS OF    AMOUNT OUTSTANDING       DECEMBER 31,
                                   DECEMBER 31, 1997       DURING 1997               1997
                                   -----------------    ------------------    -------------------
Michael O'Connor.................      $      0             $1,155,775                  0%
Michael J. McGhan................       476,553                476,553                8.5
Curtis A. Bedrich................       367,950                367,950                8.5

     Management believes that the terms of the foregoing transactions were no less favorable to the Company than those that would otherwise be obtainable in an arms' length transactions with unaffiliated third parties.

COMPENSATION OF DIRECTORS

     Only those directors who are not, and whose affiliates are not, employees of or consultants to the Company receive any compensation for serving on the Board of Directors. Such directors are paid $2,500 per quarter and reimbursement of expenses incurred in attending meetings. Mr. Koupal has elected not to receive such fees under Westar's internal policies and returns such fees to the Company.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the report presented below and the Performance Graph following the report shall not be incorporated by reference into any such filings.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, the current members, of which are Alvin V. Shoemaker and Robert R. Furgason. The Compensation Committee's responsibilities include the review and approval of base annual salaries and annual bonuses for all executive officers, approval of awards under, and administration of, the Company's 1997 Stock Option Plan and 1997 Stock Purchase Plan and administration of such other employee benefit plans as may be adopted from time to time by the Company. This report discusses the executive compensation policies of the Company, and the Summary Compensation Table which appears on page 9 of this proxy statement discloses the compensation paid by the Company to certain executive officers during the past two years.

GENERAL COMPENSATION POLICIES

     The Company's compensation program for executive officers currently consists, in general, of four principal components: a base annual salary, an annual cash bonus, periodic grants of stock options and opportunities to purchase Company Common Stock from time to time which historically have been significantly financed by loans by the Company. The Committee believes that these components are designed to attract, motivate and retain highly-qualified executive management by both rewarding individual achievement and providing an opportunity for members of executive management to share in the risks and rewards of the Company's financial performance. The Compensation Committee also believes it is important for the Company's compensation policy to balance short-term and long-term equity incentives.

     The Compensation Committee annually establishes each executive officer's base salary, including the Chief Executive Officer's salary, based on its evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The Compensation Committee also determines the annual cash bonuses to be awarded to each executive officer, including the Chief Executive Officer. The cash bonuses paid to executive officers during 1997 were awarded in recognition of a variety of factors, including job responsibilities undertaken and efforts expended on behalf of the Company, contributions to the Company, leadership qualities, and compensation paid to executive officers of competitors (based on the best available data from as many competitor companies as practicable).

     The Compensation Committee believes that it is important that the executive officers of the Company hold equity positions in the Company in order to align their financial incentives with the Company's performance. In addition, because of the nature of the Company's operations, the Company's management believes, and the Compensation Committee agrees, that it is important that stock options be granted to a broad range of employees so that the long-term interests of its executive officers and other employees are aligned with those of its stockholders.

     Prior to its initial public offering, which was consummated on July 1, 1997, the Company had adopted and maintained several stock option plans pursuant to which options to purchase shares of the Company's Common Stock had been granted to executive officers and other employees of the Company. All options awarded and outstanding under such plans as of June 30, 1997 became fully vested and exercisable, and such plans were terminated, upon consummation of the Company's initial public offering.

     In anticipation of the Company's initial public offering, the Board of Directors adopted the 1997 Stock Option Plan and the 1997 Stock Purchase Plan (collectively, the "1997 Plans"). The 1997 Plans, which are administered by the Compensation Committee, permit the Committee to issue options and restricted stock ("Restricted Stock") representing up to an aggregate of 5% of the fully diluted shares of Common Stock outstanding immediately after the Company's initial public offering. Thus, pursuant to the 1997 Plans,

Company employees have been given the opportunity to purchase substantial stock in the Company and to receive comparable option grants.

     With respect to the 1997 Stock Purchase Plan, the Company agreed to lend the participants the necessary amount to purchase shares of Restricted Stock, on a full recourse basis. In the event the participant remains in the employ of the Company and the Company has met certain performance thresholds, upon the fourth anniversary of the date of grant, the participant may receive a one time cash payment in an amount equal to the principal and interest. In addition, the Company has agreed to extend the maturity of certain loans made by the Company to the participants in connection with the participants' prior purchases of Common Stock to the fourth anniversary of the date of grant of such Restricted Stock. The 1997 Plans support the commitment of both the Compensation Committee and the Board of Directors to ownership by the Company's executive officers and other employees of a significant equity interest in the Company as an important incentive in building stockholder wealth and aligning the long-term interests of management and stockholders.

     As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 for any fiscal year paid to any of the Named Executive Officers. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure the Company's compensation programs and specific compensation awards in accordance with
Section 162(m)'s requirements for deductibility. However, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. Thus, the Compensation Committee will not necessarily limit executive compensation to the deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                            SUBMITTED BY THE COMPENSATION
                                            COMMITTEE OF THE BOARD OF DIRECTORS

                                            Alvin V. Shoemaker
                                            Robert R. Furgason

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock since July 1, 1997, the date trading in the Company's Common Stock commenced, with the cumulative total return of the S&P 500 Index and of the Russell 2000 Index over the same period, assuming the investment on July 1, 1997 of $100 in each of the Company's Common Stock, the S&P 500 Index and the Russell 2000 Index. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits. The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

                 COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN
             AMONG HANOVER COMPRESSOR COMPANY, THE S & P 500 INDEX
                           AND THE RUSSELL 2000 INDEX

                                                      HANOVER
               MEASUREMENT PERIOD                    COMPRESSOR
             (FISCAL YEAR COVERED)                    COMPANY           S&P 500         RUSSELL 2000
7/01/97                                                     100.00            100.00            100.00
9/97                                                        125.64            107.49            114.88
12/97                                                       104.81            110.58            111.04

                   RATIFICATION OF REAPPOINTMENT OF AUDITORS

     The Company has engaged Price Waterhouse LLP to audit the Company's financial statements for fiscal 1998. Price Waterhouse LLP audited the Company's financial statements for fiscal 1997 and the decision to retain Price Waterhouse LLP has been approved by the Audit Committee.

     A representative of Price Waterhouse LLP is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

     The Board of Directors recommends that the stockholders vote FOR ratification of the reappointment of Price Waterhouse LLP.

                              GENERAL INFORMATION

1999 ANNUAL MEETING OF STOCKHOLDERS

     Any proposals of stockholders that are intended for inclusion in the Company's Proxy Statement and form of proxy for its 1999 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 18, 1998. Stockholder proposals must be in writing and delivered to the Company's principal executive offices at 12001 North Houston Rosslyn, Houston, Texas 77086.

ANNUAL REPORTS

     The Company's 1997 Annual Report to Stockholders is being mailed to the Company's stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to Hanover Compressor Company 12001 North Houston Rosslyn, Houston, Texas 77086,
Attention: Corporate Secretary.

                           HANOVER COMPRESSOR COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           HANOVER COMPRESSOR COMPANY

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Michael O'Connor, Michael McGhan, William S. Goldberg and Richard S. Meller, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 1998 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Wednesday, May 20, 1998, at the Hyatt Regency-Houston Airport, 15747 JFK Boulevard, Houston, Texas 77032, and any adjournments or postponements thereof, in accordance with the discretion marked on the reverse side hereof.

ELECTION OF DIRECTORS

     NOMINEES FOR ONE-YEAR TERM EXPIRING AT 1999 ANNUAL MEETING OF SHAREHOLDERS:

          Michael A. O'Connor     Ted Collins, Jr.     William E. Simon, Jr.
          Michael J. McGhan       Melvyn N. Klein      Robert R. Furgason
          William S. Goldberg     Alvin Shoemaker      Carl M. Koupal, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.)

Your are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

                               (SEE REVERSE SIDE)

                            * FOLD AND DETACH HERE *

Directors nominees and FOR ratification of Price Waterhouse LLP as Hanover Compressor Company _______________________________________________________.


1.  Election of Directors (see reverse)                  3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any
        FOR ALL NOMINEES              WITHHOLD               postponement(s) or adjournment(s) thereof.
    (except as indicated on           AUTHORITY
            reverse)          to vote for all nominees

              [ ]                       [ ]

2.  Ratification of Reappointment of Price                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]
    Waterhouse LLP

              FOR       AGAINST       ABSTAIN                MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]

              [ ]         [ ]           [ ]


                                                                        Dated:                                    , 1998
                                                                              ------------------------------------

                                                                        ------------------------------------------------
                                                                                          (Signature)

                                                                        ------------------------------------------------
                                                                                          (Signature)

                                                                        Please sign exactly as name appears on stock
                                                                        certificate(s). Joint owners should each sign.
                                                                        When signing as attorney, executor, administrator,
                                                                        trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -